Exhibit 99.1

Stockholder contact:	800-345-6611, option 3

Media contact:	Meghan Shields meghan.shields@columbiathreadneedle.com

TRI-CONTINENTAL CORPORATION

HOLDS 95th ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, June 24, 2025 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 95th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in favor of the recommendations of the Corporation’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders re-elected Directors Daniel J. Beckman, Janet Langford Carrig, Douglas A. Hacker, and Sandra L. Yeager, each for a term that will expire at the Corporation’s 2028 Annual Meeting of Stockholders, and all until their successors are elected and qualify. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2025 fiscal year.

The Corporation is managed by Columbia Management Investment Advisers, LLC.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit www.columbiathreadneedleus.com.

The Corporation is not insured by the FDIC, NCUA or any federal agency, is not a deposit or obligation of, or guaranteed by any financial institution, and involves investment risks including possible loss of principal and fluctuation in value.

© 2025 Columbia Threadneedle. All rights reserved.

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